Exhibit 99.1

Contact:

Glenn Schulman, Pharm.D.

gschulman@curagen.com

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Receives Orphan Drug Designation from the FDA for

CR002 in IgA Nephropathy Indication

New Haven, CT – November 11, 2004 – CuraGen Corporation (NASDAQ: CRGN) today announced that the U.S. Food and Drug Administration (FDA) has granted orphan drug designation to CR002, a fully human monoclonal antibody, as a potential treatment to slow the progression of IgA nephropathy and delay kidney failure in patients affected by the disease.

“The ability to slow or prevent kidney failure in patients with IgA nephropathy has the potential to improve patient quality of life as well as to reduce a portion of the billions of dollars spent annually on dialysis and renal transplantation,” stated Timothy M. Shannon, M.D., Executive Vice President Research and Development and Chief Medical Officer at CuraGen. “We are excited to be developing one of the first specific therapies for the prevention of kidney disease and failure, and believe that CR002 could be broadly applicable in kidney diseases where PDGF-D is involved in the pathogenesis.”

IgA nephropathy is a chronic kidney condition estimated to affect as many as 130,000 patients annually in the U.S. The onset of IgA nephropathy primarily occurs during adolescence and young adulthood, between the ages of 15 and 35, with a significant fraction of these patients progressing to kidney failure. CR002 is a fully-human monoclonal antibody that neutralizes PDGF-D, a mediator known to stimulate mesangial cell proliferation and implicated in the pathogenesis of IgA nephropathy. Results from animal models of kidney inflammation suggest that neutralization of PDGF-D by CR002 can significantly reduce tissue scarring in the kidney and may possibly help to preserve kidney function. CR002 will be evaluated in a Phase I trial to determine its safety, tolerability, and pharmacokinetics. Currently, there is no FDA approved treatment of IgA nephropathy.

The Orphan Drug Act is intended to encourage companies to develop therapies for the treatment of diseases that affect fewer than 200,000 individuals in the U.S. Further criteria include the ability of the product to address an unmet medical need where no approved treatment option exists or to provide significant benefit over available treatments. Orphan drug designation, granted by the FDA’s Office of Orphan Products Development, provides CuraGen with a number of potential benefits for CR002. Approval by the FDA of a drug that has been granted orphan drug designation typically results in seven years of market exclusivity in the U.S., provided that the sponsor company continues to meet certain conditions established by the FDA. In addition, during the period of market exclusivity, the FDA will not approve other applications to market the same drug for the same indication unless the sponsor of the approved orphan drug fails to satisfy the conditions of approval. Other incentives provided by orphan designation include tax credits, protocol assistance and eligibility for research and development support. Protocol assistance includes regulatory assistance and waiver of filing fees, as well as advice on the conduct of clinical trials.

Background on CR002 and Kidney Inflammation

CR002 is a fully human monoclonal antibody, generated with Abgenix’s XenoMouse® technology, which neutralizes PDGF-D, a mediator discovered by CuraGen that stimulates mesangial cell proliferation. Mesangial cell proliferation has been implicated in the pathogenesis of IgA nephropathy, lupus nephritis, and diabetic nephropathy, forms of kidney inflammation that can lead to kidney failure. An effective treatment for kidney inflammation has the potential to delay or prevent kidney failure and avoid the need for dialysis or kidney transplantation.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, obesity and diabetes. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced teams are advancing the Company’s pipeline of products for unmet medical needs. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

SAFE HARBOR

This press release may contain forward-looking statements, including statements about our expectation that CR002 could be broadly applicable in kidney diseases where PDGF-D is involved in the pathogenesis and our expectation to evaluate CR002 in a Phase I trial to determine its safety, tolerability, and pharmacokinetics. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Quarterly Report on Form 10-Q for the period ended September 30, 2004 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.